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                                                                      Exhibit 12


THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios
(In millions, except ratios)


                                                 2000      1999       1998       1997      1996
                                                ------    ------     ------     ------    ------
EARNINGS:

 Income from continuing operations
      before income taxes                       $1,401      $951       $100     $1,356    $1,331
Add: fixed charges                                 174       175        153        150       139
                                                ------    ------     ------     ------    ------
        Income, as adjusted                     $1,575    $1,126       $253     $1,506    $1,470
                                                ======    ======     ======     ======    ======

FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest expense and amortization                 $116       $99        $75        $87       $87
Dividends on preferred capital securities           31        36         38         33        13
Rental expense (1)                                  27        40         40         30        39
                                                ------    ------     ------     ------    ------
        Total fixed charges                        174       175        153        150       139


Preferred stock dividend requirements               15        16         13         20        38
                                                ======    ======     ======     ======    ======

         Total fixed charges and preferred
          stock dividend requirements              189       191        166        170       177
                                                ======    ======     ======     ======    ======

Ratio of earnings to fixed charges                9.03      6.43       1.65      10.06     10.59
                                                ======    ======     ======     ======    ======

Ratio of earnings to combined fixed charges
     and preferred stock dividend requirements    8.32      5.88       1.52       8.88      8.31
                                                ======    ======     ======     ======    ======

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(1) Interest portion deemed implicit in total rent expense.